                                                                      EXHIBIT 12

            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                              YEARS ENDED
                                              DECEMBER 31,
                              ------------------------------------------------
                                1991      1992      1993      1994      1995
                              --------  --------  --------  --------  --------
                                         (DOLLARS IN THOUSANDS)
Earnings
 Net income.................. $ 89,530  $157,749  $168,565  $201,943  $196,437
 Add:
  Provision for income taxes.   50,170    88,491   109,075   110,064   141,909
  Fixed charges..............  230,984   279,827   340,568   421,170   592,519
 Less:
  Capitalized interest.......   38,947    36,291    39,363    44,610    51,091
                              --------  --------  --------  --------  --------
 Earnings as adjusted (A).... $331,737  $489,776  $578,845  $688,567  $879,774
                              ========  ========  ========  ========  ========
 Preferred dividend
  requirements............... $     --  $     --  $  2,692  $  6,890  $ 13,096
  Ratio of income before
   provision for income taxes
   to net income.............      156%      156%      165%      155%      172%
                              --------  --------  --------  --------  --------
  Preferred dividend factor
   on pretax basis...........       --        --     4,442    10,680    22,525
                              --------  --------  --------  --------  --------
 Fixed charges
  Interest expense...........  192,037   243,536   301,205   376,560   541,428
  Capitalized interest.......   38,947    36,291    39,363    44,610    51,091
                              --------  --------  --------  --------  --------
 Fixed charges as adjusted
  (B)........................  230,984   279,827   340,568   421,170   592,519
                              --------  --------  --------  --------  --------
 Fixed charges and preferred
  stock dividends(C)......... $230,984  $279,827  $345,010  $431,850  $615,044
                              ========  ========  ========  ========  ========
Ratio of earnings to fixed
 charges ((A) divided by
 (B))........................    1.44x     1.75x     1.70x     1.63x     1.48x
                                 =====     =====     =====     =====     =====

Ratio of earnings to fixed
 charges and preferred stock
 dividends ((A) divided
 by (C)).....................    1.44x     1.75x     1.68x     1.59x     1.43x
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